Calculation of Filing Fee Tables
S-4
Versa Bancorp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.0001 per share	457(a)	551,451	$ 23.04	$ 12,705,431.04	0.0001381	$ 1,754.62
Fees Previously Paid	2	Equity	Common stock, par value $0.0001 per share	457(a)	32,195,697	$ 17.99	$ 579,200,589.03		$ 79,987.60
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 591,906,020.07		$ 81,742.22
			Total Fees Previously Paid:						$ 79,987.60
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 1,754.62
Offering Note
[1]	Pursuant to 457(f)(1) promulgated under the Securities Act of 1933, as amended, and estimated solely for the purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (i) CAD $32.45 per share, which represents the average of the high and low prices for VersaBank Common Stock on the Toronto Stock Exchange in the last five business days on July 2, 2026, converted in to USD at an exchange rate of CAD $1.00 of USD $0.71, as quoted by the Bank of Canada for June 30, 2026, resulting in a value of approximately $23.04 per share, by (ii) 32,195,697, the aggregate number of shares of common stock, par value $0.0001 per share ("VersaBank Common Share") of VersaBank, a Canadian Schedule I chartered bank ("VersaBank") outstanding as of June 1, 2026, to be exchanged in connection with reorganization (the "Reorganization") contemplated by the Reorganization Agreement between Versa Bancorp, a Delaware corporation, ("Versa Bancorp") and VersaBank. In connection with the consummation of the Reorganization, a new class of exchangeable shares of VersaBank (the "Exchangeable Share") will be created, at which time each VersaBank Common Share will be changed into one Exchangeable Share on a one-for-one basis. Immediately following the conversion of each VersaBank Common Share for one Exchangeable Share, each Exchangeable Share will be transferred automatically to Versa Bancorp in exchange for an equivalent number of newly issued shares of common stock, par value $0.0001 of Versa Bancorp on a one-for-one-basis, subject to, and accordance with, the terms of the Reorganization Agreement. Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

[2]	The registrant previously paid registration fees of $79,987.60 in connection with the filing of the registration statement to which this Exhibit 107 is attached, on June 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date